SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                        BEI MEDICAL SYSTEMS COMPANY, INC.
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                (Name of Registrant as Specified In Its Charter)

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                        BEI MEDICAL SYSTEMS COMPANY, INC.

                               100 Hollister Road
                           Teterboro, New Jersey 07608

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 27, 2001

To the Stockholders of BEI Medical Systems Company, Inc.:

      Notice is hereby given that the Annual Meeting of Stockholders of BEI Medical Systems Company, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, February 27, 2001 at 2:00 p.m. local time, at The Union League Club, 38 East 37th, Street, New York, New York 10016, for the following purposes:

      1. To elect two directors to hold office until the Annual Meeting of Stockholders in 2004.

      2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending September 29, 2001.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on January 16, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

                                            By Order of the Board of Directors

                                            /s/ Thomas W. Fry
                                            -----------------------------------
                                            Thomas W. Fry
                                            Corporate Secretary
Teterboro, New Jersey
January 22, 2001

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER,

BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                        BEI MEDICAL SYSTEMS COMPANY, INC.
                               100 Hollister Road
                           Teterboro, New Jersey 07608

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                February 27, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of BEI Medical Systems Company, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on February 27, 2001, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Union League Club, New York, New York. The Company intends to mail this proxy statement and accompanying proxy card on or about January 22, 2001, to all stockholders entitled to vote at the Annual Meeting.

      The Distribution: Effective September 27, 1997, the Company, formerly known as BEI Electronics, Inc. ("Electronics"), distributed the outstanding stock of its wholly-owned subsidiary, BEI Technologies, Inc. ("BEI Technologies" or "Technologies"), to its stockholders in a spin-off of its sensors business (the "Distribution"). As a result, the Company's sole remaining direct subsidiary was a medical device business, BEI Medical Systems Company, Inc. ("BMED"). In November 1997, the Company merged BMED into the Company and changed the Company's name to BEI Medical Systems Company, Inc. (the "Merger"). For further information about the Distribution, see BEI Technologies' Form 10 General Form for Registration of Securities as amended (File No. 0-22799), the Company's Form 10-K Annual Report for the fiscal year ended September 27, 1997 (the "1997 10-K") and Note 1 of "Notes to Consolidated Financial Statements" included in the 1997 10-K.

      The Asset Sale: On December 8, 1999, BEI completed the sale of a substantial portion of the assets of the Company to CooperSurgical Acquisition Corp., a Delaware corporation ("CSAC"), for approximately $10.3 million in cash pursuant to an Asset Purchase Agreement, dated as of October 1, 1999, between the Company and CSAC, as amended (the "Asset Purchase Agreement") (the "Asset Sale"). The assets sold constitute a business of developing, manufacturing, marketing and servicing a broad array of advanced systems and devices for diagnostic and therapeutic procedures in the medical fields of gynecology and gastroenterology. Following the Asset Sale, the Company is focusing exclusively on developing a new therapeutic system, the Hydro ThermAblator(R) (the "HTA"(R)) for treatment of excessive uterine bleeding. For further information about the Asset Sale, see the Company's Proxy Statement for Special Meeting of Stockholders, (File No. 0000929624-99-001921), the Company's Form 10-K Annual Report for the fiscal year ended September 30, 2000 (the "2000 10-K") and Note 1 of "Notes to Consolidated Financial Statements" included in the 2000 10-K.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of Common Stock at the close of business on January 16, 2001, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 16, 2001, the Company had outstanding and entitled to vote 7,686,108 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 100 Hollister Road, Teterboro, New Jersey 07608, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that attendance at the meeting will not by itself revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 Annual Meeting of Stockholders pursuant to Rule 14a-8, of the Securities and Exchange Commission is September 24, 2001. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is November 29, 2001. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   Proposal 1

                              Election of Directors

      The Company's Restated Certificate of Incorporation and By-Laws provide that the Board shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock or by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the authorized number of directors on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and has qualified or until his earlier death, resignation or removal.

      The Board of Directors is presently composed of five members. One director is in the class whose term of office expires in 2001. The nominee for election to this class is Dr. Lawrence A. Wan, who is currently a director of the Company. If elected at the Annual Meeting, a nominee would serve until the 2004 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The person nominated for election has agreed to serve if elected, and the Board has no reason to believe that the nominee will be unable to serve.

      Set forth below is biographical information for the nominee and each person whose term of office as a director will continue after the Annual Meeting.

Nominee for Election for a Three-Year Term Expiring at the 2004 Annual Meeting

Lawrence A. Wan

      Dr. Wan, age 62, has been a director of the Company since November 1997. He served as Vice President and Chief Technical Officer of Electronics from July 1990 to September 1997, and is currently Vice President and Chief Technical Officer of Technologies. He is also Chairman of the Board of OpticNet, Inc., which was spun off from BEI Technologies in November 2000. From 1984 until 1990, he served as Vice President, Engineering, of Systron Donner Corporation, and also held various other technical and general management positions with that company between 1979 and 1984. From 1968 through 1979, he served as Chief Executive Officer of Sycom, Inc., a commercial electronics company which he founded. From 1964 to 1968, he worked for Hughes Aircraft Company where he headed the Radar Systems Section of the Hughes Ground Systems Group. In 1962, Dr. Wan and two other professors established an Engineering School at the University of California, Santa Barbara, where he also taught Engineering. Dr. Wan holds B.S., M.S. and Ph.D. degrees in Engineering and Applied Sciences from Yale University.

                    The Board Of Directors Recommends A Vote
                             In Favor Of The Nominee

Directors Continuing in Office Until the 2002 Annual Meeting

Charles Crocker

Mr. Crocker, age 61, a founder of the Company, has served as Chairman of the Board of Directors of the Company since October 1974. Mr. Crocker served as President and Chief Executive Officer of the Company from October 1995 until September 1997. Mr. Crocker is Chairman and Chief Executive Officer of Technologies. He served as President of Crocker Capital Corporation (a Small Business Investment Company), from 1970 to 1985, and as General Partner of Crocker Associates, a venture capital investment partnership, from 1970 to 1990. He currently serves as a director of Technologies, Fiduciary Trust Company International and Pope & Talbot, Inc. Mr. Crocker holds a B.S. from Stanford University and an M.B.A. from the University of California, Berkeley.

Dr. Ralph M. Richart

      Dr. Richart, age 67, has been a director of the Company since November 1997 and was a director of BEI Medical Systems Company, Inc. from 1996 until that company's merger into Electronics in November 1997. Dr. Richart is Professor of Pathology in Obstetrics and Gynecology at the Columbia University College of Physicians and Surgeons and Associate Director of Gynecological Pathology and Cytology at the Sloane Hospital for Women in New York City. He served as a Career Research Development Awardee at the Medical College of Virginia before moving to Columbia-Presbyterian Medical Center in 1963. His professional interests have centered around obstetrical and gynecological pathology and cytology with particular emphasis on the study of cervical neoplasia and, more recently, the relationship of the human papillomavirus to lower genital tract neoplasia. He is the past President of the International Gynecologic Cancer Society. He received his medical training at the University of Rochester School of Medicine and Dentistry, and completed his pathology residency in the Harvard Hospitals system.

Directors Continuing in Office Until the 2003 Annual Meeting

Richard W. Turner

      Mr. Turner, age 54, founded in 1991 what is now the Company as a subsidiary of Electronics. Mr. Turner served as President of that subsidiary from 1991 until it merged into the Company in November 1997, and then as President of the Company until April 1998. He rejoined the Company as President and Chief Executive Officer in January 1999. He has served as a director of the Company since September 1997. Previously President of the Healthcare Group for the Cooper Companies, Mr. Turner has held executive leadership positions in the medical industry for over 20 years, including President and Director of Cooper-LaserSonics, Inc., President of CooperVision Inc., President and Chief Executive Officer/Director for Pancretec, Inc. and President of Kay Laboratories. Mr. Turner holds a B.S. from Old Dominion University, a M.B.A. from Pepperdine University and a Ph.D. from Berne University.

Gary D. Wrench

      Mr. Wrench, age 67, has been a director of the Company since 1986. He served as Senior Vice President and Chief Financial Officer of Electronics from July 1993 to September 1997. From April 1985 to July 1993, he served as Vice President of Electronics and President and Chief Executive Officer of Motion Systems Company, Inc., then a wholly owned subsidiary of Electronics that is now a part of Technologies. Previous experience includes 20 years with Hughes Aircraft Company including an assignment as President of Spectrolab, Inc., a Hughes subsidiary. He currently serves as a director of Technologies and of OpticNet, Inc. Mr. Wrench holds a B.A. from Pomona College and an M.B.A. from the University of California, Los Angeles.

Board Committees and Meetings

      During the fiscal year ended September 30, 2000, the Board held three meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a nominating committee or any committee performing a similar function.

      The Audit Committee meets with the Company's independent auditors at least annually to review the scope and results of the annual audit; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments as to internal controls, accounting staff and management performance and procedures in connection with audit and financial controls. The Audit Committee currently consists of three non-employee directors: Mr. Wrench, Chairman of the Committee, Dr. Richart and Dr. Wan. The Audit Committee met 2 times during fiscal year ended September 30, 2000. All members of the Company's Audit Committee are independent as independence is defined in Rule 4200(a)(15) of the NASD listing standards. The Audit Committee has adopted a written Audit Committee Charter that is attached hereto as Appendix A.

      The Compensation Committee makes recommendations concerning salaries and incentive compensation for the Company's executive officers, awards stock options and restricted stock to eligible executives, employees and consultants under the Company's stock option plan and restricted stock plan, administers the Company's stock option plan and restricted stock plan, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee met once during fiscal year 2000. The Compensation Committee consists of two non-employee directors: Mr. Wrench, Chairman of the Committee, and Dr. Wan.

      During the fiscal year ended September 30, 2000, each director except Dr. Richart and Dr. Wan attended 75% or more of the aggregate of the meetings of the Board and committees on which he served which were held during the period for which he was a director or committee member, respectively.

             Report of the Audit Committee of the Board of Directors

      The Audit Committee of BEI Medical Systems Company's Board of Directors (the "Committee") is composed of three independent directors and operates under a written charter adopted by the Board of Directors (Appendix A). The members of the Committee are Mr. Wrench, Chairman of the Committee, Dr. Richart and Dr. Wan. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent auditors.

      The Company's management is responsible for the internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

      In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Company's independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm's independence.

      Based on the Committee's discussion with management and the independent auditors and the Committee's review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on the Form 10-K for the year ended September 30, 2000 filed with the Securities and Exchange Commission.

     Gary D. Wrench (Chairman)
     Dr. Ralph M. Richart
     Dr. Lawrence A. Wan

     January 22, 2001

                                   Proposal 2

                Ratification of Selection of Independent Auditors

      The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 29, 2001. Ernst & Young LLP and its predecessor forms have audited the Company's financial statements since 1975. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-Laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent auditing firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 29, 2001. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any more in determining whether this matter has been approved.

                    The Board Of Directors Recommends A Vote
                             In Favor Of Proposal 2

                              Security Ownership Of
                    Certain Beneficial Owners And Management

      The following table sets forth certain information regarding the ownership of the Company's Common Stock as of January 10, 2001 by: (i) each director; (ii) each executive officer; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                             Beneficial Ownership(1)

                                                                       Number of                 Percent of
                  Beneficial Owner                                     Shares                    Total (2)
         Mr. Charles Crocker(3)                                        1,557,904                    20.3%
                  One Post Street
                  Suite 2500
                  San Francisco, CA
         Hollybank Investment, LP (4)                                  1,015,200                    13.2%
                  One Financial Center, Suite 1600
                  Boston, MA
         Dimensional Fund Advisors, Inc. (5)                             477,500                     6.2%
                  1299 Ocean Avenue
                  Penthouse
                  Santa Monica, CA
         SoGen International Fund, Inc. (6)                              400,000                     5.2%
                  1221 Avenue of the Americas
                  8th Floor
                  New York, NY 10020

         Mr. Samuel Dickstein (7)                                         69,863                     *
         Mr. Thomas W. Fry (7)                                            77,208                     1.0%
         Dr. Ralph M. Richart (7)                                        105,161                     1.4%
         Mr. Richard W. Turner (7)                                       418,153                     5.2%
         Dr. Lawrence A. Wan (7)                                          31,283                     *
         Mr. Gary D. Wrench (7)(8)                                       102,672                     1.3%
         All executive officers and directors
                  as a group (7 persons)(9)                            2,362,244                    28.6%

*     Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders of the Company and upon any Schedules 13D or 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Applicable percentages are based on 7,686,108 shares outstanding on January 10, 2001, adjusted as required by rules promulgated by the Commission.

(3) Includes 400,000 shares held by Mr. Crocker as trustee for his adult children, as to which Mr. Crocker disclaims beneficial ownership. Also includes 54,936 shares held in a trust of which Mr. Crocker is beneficiary and sole trustee. Mr. Crocker, acting alone, has the power to vote and dispose of the shares in each of these trusts.

(4) Represents shares held by Hollybank Investments, LP ("Hollybank") which has the sole power to vote and dispose of the shares held by it and includes 161,200 shares held by Dorsey R. Gardner, general partner of Hollybank, who has the sole power to vote and dispose of his shares. Mr. Gardner, as general partner of Hollybank, may be deemed to beneficially own shares held by Hollybank. Except to the extent of his interest as a limited partner in Hollybank, Mr. Gardner disclaims such beneficial ownership.

(5) Dimensional Fund Advisors Inc. ("Dimensional'), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including co-mingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 477,500 shares of the Company's stock as of September 30, 2000. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(6) SoGen International Fund, Inc. shares with Societe Generale Asset Management Corp. the power to vote and dispose of all shares held by it.

(7) Includes shares which certain officers and directors have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Mr. Dickstein, 54,073 shares; Mr. Fry, 35,837 shares; Mr. Turner, 418,153 shares; Dr. Wan, 15,000 shares; Mr. Wrench 41,371 shares; and all executive officers and directors as a group, 564,434 shares. Also includes shares which certain officers and directors have the right to vote pursuant to unvested portions of restricted stock awards as follows: Dr. Wan, 2,100 shares; and all executive officers and directors as a group, 2,100 shares.

(8) Includes 55,718 shares held in a revocable trust of which Mr. Wrench and his wife, Jacqueline Wrench, are beneficiaries and sole trustees. Mr. and Mrs. Wrench, acting alone, each has the power to vote and dispose of such shares. Also includes 5,583 shares which Mr. Wrench, acting alone, has power to vote and dispose of.

(9)   Includes the shares described in the Notes above, as applicable.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2000, the Company's officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                             Executive Compensation

Compensation of Directors

      During the fiscal year ended September 30, 2000, Dr. Wan and Mr. Wrench, as non-employee directors, each received a monthly fee of $1,000 and a fee of $500 for each Board meeting attended and for each committee meeting attended as a committee member and a fee of $250 for each telephonic Board or committee meeting in which such director participated. In the fiscal year ended September 30, 2000, the total compensation paid to non-employee directors, excluding Mr. Crocker, for services as directors was $35,250. The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

      In December 1999, Mr. Wrench was awarded a $10,000 bonus payment related to his contributions toward the completion of the Asset Sale.

      In fiscal year 1998, a nonstatutory stock option to purchase 20,000 shares of the Company's Common Stock was issued to Dr. Wan in connection with his agreement to serve as a director of the Company. On December 14, 1998, the stock option was repriced and reissued at an exercise price of $1.625. The closing price of the Company's Common Stock on the Nasdaq National Market System on December 14, 1998, was $1.625.

      In March 1998, the Company entered into a consulting agreement with Dr. Richart under which he would assist with medical research and clinical information. In consideration for these services, the Company granted Dr. Richart 50,000 shares of the Company's Common Stock pursuant to the terms of the Company's 1992 Restricted Stock Plan, as amended. Of the shares granted, 19,996 vested immediately upon issuance with the balance vesting ratably from October 1998 through March 2000. The fair market value of the shares at September 24, 1998, the date of the award, was $96,875, based upon the closing price of the stock as reported by the Nasdaq National Market System on that date. The agreement also provided for commissions to be paid to Dr. Richart on sales of the HTA in the Far East and Latin America territories at the rate of $1,000 per unit and for a 2% commission to be paid on certain disposable units sold. In fiscal year 2000 and 1999, the Company paid Dr. Richart $12,036 and $2,057, respectively, and $500 is payable for shipments made during the term of the agreement. In addition, Dr. Richart provides consulting services to the Company pursuant to an agreement under which he is paid a fee of $1,000 per day of service. In the fiscal year ended September 30, 2000, Dr. Richart provided no services and the Company was not obligated to pay any fees under this agreement.

      Mr. Crocker serves as Chairman of the Board of Directors of the Company at an annual compensation of $50,000 per year plus reimbursement for expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

Compensation of Executive Officers

                             Summary of Compensation

      The following table shows, for the fiscal years ended September 30, 2000, October 2, 1999 and October 3, 1998 compensation awarded or paid to or earned by the Company's Chief Executive Officer and its other executive officers at September 30, 2000, (the "Named Executive Officers").

                           Summary Compensation Table

                                                                                           Long
                                                                                           Term
                                                                                          Compen-
                                                         Annual Compensation              sation
                                                                                          Awards
                                                                             Other                       All
                                                                             Annual      Securities     other
                                                                             Compen-     Underlying    Compen-
              Name and                            Salary          Bonus      sation(2)    Options(3)    sation(5)
         Principal Position              Year      ($)             ($)          ($)         (#)           ($)
Mr. Richard W. Turner                    2000    266,042(1)      40,000      18,214        50,000       2,687
   President and                         1999    238,094(1)      90,000(1)   13,228        95,000       4,186
   Chief Executive Officer (4)           1998    181,387(1)          --      18,780       409,403       3,246

Mr. Thomas W. Fry                        2000    171,938         25,000      16,509        33,000       3,342
   Vice President,                       1999    160,813         50,000      14,900        41,750       3,335
   Finance and Administration,           1998    140,836         15,000      15,025        17,024       3,231
   Treasurer and Secretary

Mr. Samuel Dickstein                     2000    144,262         15,000      13,445        25,000       3,531
   Vice President,                       1999    138,038         40,000      12,711        27,625       3,081
   New Business Development              1998    120,003          7,500      14,043        43,479       3,050
    and Technology

(1) Includes amounts earned but deferred at the election of Mr. Turner pursuant to the Company's Retirement Savings Plan of $228,270, $58,094, and $21,146 in fiscal years 2000, 1999 and 1998, respectively.

(2) Includes a $10,800 per person car allowance paid in fiscal years 2000 1999 and 1998. Includes reimbursement of certain professional services paid to Mr. Turner of $5,095, $75 and $2,180 in fiscal years 2000, 1999 and 1998, respectively, of which $3,311 was earned but deferred at the election of Mr. Turner pursuant to the Company's Retirement Savings Plan in fiscal year 2000. The remaining sum for each of the persons listed is attributable to premiums paid by the Company for group term life insurance and personal commuting expenses paid by the Company.

(3) Fiscal year 1999 options include repriced options issued in replacement of options issued in fiscal year 1998 to purchase 15,000, 8,750, and 7,625 shares for Mr. Turner, Mr. Fry, and Mr. Dickstein, respectively. Fiscal year 1998 includes options to purchase shares of the Company's Common Stock granted to Named Executive Officers in exchange for options to purchase the Common Stock of the Company's former subsidiary, BMED, in connection with the merger of that subsidiary into the Company in the amount of 394,433, 8,274 and 35,854 shares for Mr. Turner, Mr. Fry, and Mr. Dickstein, respectively.

(4) Mr. Turner was the Company's President and Chief Executive Officer from September 1997 through March 1998. He remained an employee of the Company and in January 1999 returned to the position of President and Chief Executive Officer.

(5) Amounts paid as normal contributions pursuant to the Company's Retirement Savings Plan.

                        Stock Option Grants and Exercises

      The Company grants options to its executive officers and key employees under the Company's Amended 1987 Stock Option Plan (the "Amended Plan"). The Company may grant both incentive and non-statutory stock options to employees as well as grant stock options to non-employee consultants to the Company. The Amended Plan provides for the grant of options to purchase up to 2,100,000 shares of common stock, and expires on January 15, 2007. As of January 10, 2001, options to purchase a total of 1,249,854 shares had been granted and were outstanding under the Amended Plan and options to purchase 237,499 shares remained available for grant.

      The following tables show for the fiscal year ended September 30, 2000, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers.

                        Option Grants in Fiscal Year 2000

                      Number of   % of Total                                        Potential Realizable
                     Securities     Options                  Market                    Value at Assumed
                     Underlying    Granted to   Exercise    Price at                 Annual Rates of Stock
                      Options      Employees    or Base     Date of    Expiration   Price Appreciation for
                      Granted      in Fiscal     Price       Grant        Date         Option Term (3)
       Name           (#) (1)       Year (2)    ($/Sh)       ($/Sh)                     5%          10%
Mr. Turner            50,000         20.5%      1.2500       1.2500      1/30/10     $39,306      $99,609

Mr. Fry               18,000          7.4%      1.2500       1.2500      1/30/10     $14,150      $35,859
                      15,000          6.1%      1.1563       1.1563      9/27/10     $10,907      $27,641

Mr. Dickstein         10,000          4.1%      1.2500       1.2500      1/30/10      $7,861      $19,922
                      15,000          6.1%      1.1563       1.1563      9/27/10     $10,907      $27,641

(1) Options generally vest annually over a four-year period. The options will fully vest upon a change of control, as defined in the Amended Plan. The Board of Directors may reprice the options under the terms of the Amended Plan.

(2) Based upon options to purchase 244,000 shares issued to employees in fiscal year 2000. Does not include options to purchase 30,000 shares issued to non-employee consultants in fiscal year 2000.

(3) The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciated at the indicated rate, compounded annually for the entire term of the option and that the option is exercised solely on the last day of its term for the appreciated price. These amounts represent certain assumed rates of appreciation, less the exercise or base price, in accordance with the rules of the Commission, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

    Aggregated Options Exercised in Last Fiscal Year and FY-End Option Values

                                                                         Number of Securities
                                                                              Underlying        Value of Unexercised
                                                                          Unexercised Options   In-the-Money Options
                                                                             at FY-End (#)          at FY-End ($)
                           Shares Acquired on        Value Realized          Exercisable/           Exercisable/
          Name                Exercise (#)                ($)              Unexercisable (1)      Unexercisable (2)

Mr. Turner                         --                      --                   421,903 /             $328,459 /
                                                                                117,500                     $0

Mr. Fry                            --                      --                    20,899 /               $7,762 /
                                                                                 62,125                 $1,406

Mr. Dickstein                      --                      --                    44,667 /              $33,635 /
                                                                                 43,812                 $1,406

(1)   Includes both in-the-money and out-of-the money options.

(2) The fair market value of the underlying shares on the last day of the fiscal year, September 30, 2000, less the exercise or base price. "Out-of-the-money" options are ignored.

                              Employment Agreements

      The employment agreement between Mr. Turner and the Company dated October 7, 1999, provides that Mr. Turner is entitled to full salary and all other benefits for a minimum period equal to the time he is subject to any restriction contained in the Noncompetition Agreement (the "NCA") between Mr. Turner and CSAC, (a period ending December 8, 2002). In the event Mr. Turner leaves the employ of BEI before termination of the restrictions under the NCA, he will be entitled to receive from BEI at a minimum the same salary and benefits for the remaining term of the restrictions under the NCA. However, if Mr. Turner leaves the employ of BEI before the end of the restrictions under the NCA and finds other employment, BEI's obligations to pay salary and bonus will be reduced by the salary and bonus Mr. Turner receives from such other employment. The Company has also agreed: (i) not to terminate Mr. Turner's employment without cause during the term of the NCA, and (ii) to accelerate vesting of all of Mr. Turner's options to purchase Common Stock of the Company upon termination of his employment.

      The employment agreement between the Company and Mr. Fry, Vice President, Finance and Administration, Secretary and Treasurer of the Company, provides that if Mr. Fry is terminated by the Company or terminates his employment with the Company for good reason, as defined in the employment agreement, he will receive from the Company his then current full-time compensation for 12 months after such termination.

           Compensation Committee Interlocks and Insider Participation

      As noted above, during fiscal year 2000, the Compensation Committee consisted of Dr. Wan and Mr. Wrench. In connection with and effective upon the Distribution, Dr. Wan resigned as Vice President, Corporate Technology, of the Company and Mr. Wrench resigned as the Senior Vice President and Chief Financial Officer of the Company. Each continues to serve the Company as a member of the Board of Directors.

         Report of the Compensation Committee of the Board of Directors
                          On Executive Compensation(1)

      The Compensation Committee (the "Committee") is composed of two non-employee directors. The current members of the Committee are Mr. Wrench and Dr. Wan. The Committee is responsible for, among other things, recommending the compensation of executive officers, including any stock-based awards to such individuals under the Amended Plan and the 1992 Restricted Stock Plan (collectively, the "Plans").

Executive Compensation Principles

      The Committee seeks to compensate executive officers in a manner designed to achieve the primary goal of the Company's stockholders: increased stockholder value. In furtherance of this goal, the Committee determines a compensation package that takes into account both competitive and performance factors. Annual compensation of Company executives is comprised of salary and bonus, an approach consistent with the compensation programs of similar companies. A portion of the compensation of each executive officer is contingent upon the Company's performance. Cash bonuses may vary significantly for an individual from year to year, and may vary among the executive officers. Another component of compensation of the executive officers is incentive stock options, which vest over a multi-year period. Restricted stock grants, subject to multi-year vesting, having less frequently been a part of the compensation of some of the executive officers.

Base Salary

      The Committee reassessed salaries for last three fiscal quarters of fiscal year 2000 in January 2000 for all executive officers. In adjusting the base salaries of the executive officers, the Compensation Committee examined both competitive market rates and qualitative factors relating to corporate and individual performance. In connection with its examination of competitive factors, the Committee reviewed an independent survey of base salaries paid by other medical device development stage companies of comparable size. In many instances, assessment of qualitative factors necessarily involves a subjective assessment by the Committee. In determining salary adjustments for executive officers other than Mr. Turner for fiscal year 2000, the Committee relied primarily on the evaluations and recommendations of Mr. Crocker and Mr. Turner of each officer's responsibilities for fiscal year 2000 and performance during fiscal year 1999.

      At its meeting in January 2000, the Committee approved base compensation increases effective January 1, 2000, for the Named Executive Officers other than Mr. Turner as follows: Mr. Fry and Mr. Dickstein by 7.5% and 5.0%, respectively, each effective retroactive to January 1, 2000.

Management Incentive Bonus

      In fiscal year 2000, the Company had a Management Incentive Bonus Plan under which members of management were eligible to receive cash bonuses based on the achievement of specific operating results established at the beginning of the fiscal year. In October 2000 the Company's Board awarded bonus payments to Mr. Fry of $25,000 and to Mr. Dickstein of $15,000 for their contributions to achievement of operating results for fiscal year 2000 payable in January 2001.

Chief Executive Officer Compensation

      In general, the factors utilized in determining Mr. Turner's compensation were similar to those applied to other executive officers in the manner described in the preceding paragraphs; however, a significant percentage of Mr. Turner's potential earnings is subject to consistent, positive, long-term performance of the Company.

      In January 1999, Mr. Turner agreed to return to the position of President and Chief Executive Officer of the Company, from which he had resigned in March 1998, although he had continued to be employed by the Company in the interim. The Committee increased his base compensation rate to $180,000 effective for the period from January 15, 1999 through April 15, 1999 and to $250,000 effective April 15, 1999.

      In December 2000, the Board of Directors awarded Mr. Turner a bonus of $40,000 for fiscal year 2000 payable in January 2001.

Long-Term Incentives

      The Company has equity incentive plans in place to enable the alignment of the interests of stockholders and management by creating incentives related to the possession by management of a substantial economic interest in the long-term appreciation of the Company's stock. In determining the size of a stock option or restricted stock award to be granted to an executive officer, the Committee takes into account the officer's position, level of responsibility within the Company, existing equity holdings, the potential reward to the officer if the stock appreciates in the public market, the incentives to retain the officer's services to the Company, the competitiveness of the officer's overall compensation arrangements and the performance of the officer. Based on a review of this mix of factors, in January 2000, the Committee awarded incentive stock options to Mr. Turner (50,000 shares), Mr. Fry (18,000 shares) and Mr. Dickstein (10,000 shares) and in September 2000, awarded incentive stock options to Mr. Fry (15,000 shares) and Mr. Dickstein (10,000 shares). All such options are subject to vesting.

       Gary D. Wrench                                         Lawrence A. Wan

---------------------------

(1) This Section is not "soliciting material", is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                     Performance Measurement Comparison (1)

      The following graph shows the value of an investment of $100 on September 30, 1995, in cash of (i) the Company's Common Stock, (ii) the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (U.S. Companies) and (iii) the CRSP Total Return Industry Index for Nasdaq Non-Financial Companies. All values assume reinvestment of the full amount of all dividends and are calculated as of the last trading day of the applicable fiscal year of the Company(2):

                Comparison of Five-Year Cumulative Total Returns
                             Performance Graph for
                       BEI Medical Systems Company, Inc.

              Produced on 01/09/2001 including data to 09/29/2000

  [THE FOLLOWING WAS REPRESENTED BY A MOUNTAIN GRAPH IN THE PRINTED MATERIAL.]

CRSP Total Returns Index for:           09/1995    09/1996    09/1997   10/1998   10/1999    09/2000
----------------------------            -------    -------    -------   -------   -------    -------
BEI Medical Systems Company, Inc.        100.0      153.1      197.9      101.6      80.6       70.1
Nasdaq Stock Market (US Companies)       100.0      119.0      162.6      157.8     269.6      358.9
Nasdaq Non-Financial Stocks              100.0      117.1      156.4      149.1     267.3      364.5
SIC 0100-5599, 7000-9999 US & Foreign

Notes:

      A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
      B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
      C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
      D.    The index level for all series was set to $100.0 on 09/29/1995.

---------------------------

            Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.
      10096/80030060                                           (c)Copyright 2001

(1) This Section is not "soliciting material", is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)   Fiscal year ending on the Saturday nearest September 30.

                              Certain Transactions

      The Company's By-Laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the extent not prohibited by Delaware law. Under the Company's By-Laws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The By-Laws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

                                  Other Matters

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                             By Order of the Board of Directors


                                             Thomas W. Fry
                                             Corporate Secretary

January 15, 2001

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2000, is available without charge upon written request to: Investor Relations, BEI Medical Systems Company, Inc., 100 Hollister Road, Teterboro, NJ 07608.

                                   Appendix A

                        BEI Medical Systems Company, Inc.

                         CHARTER OF THE AUDIT COMMITTEE

                           Adopted as of June 8, 2000

      The Charter of the Audit Committee is established as follows:

Purpose:

      The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of BEI Medical Systems Company, Inc., a Delaware corporation (the "Company"), will be to make such examinations as the Committee deems necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the Board's attention.

Composition:

      The Committee will be comprised of three or more members of the Board. Such members will meet the independence and experience requirements of the Nasdaq Stock Market. The members of the Committee will be appointed by and serve at the discretion of the Board.

Functions and Authority:

      The operation of the Committee will be subject to the provisions of the Bylaws of the Company, the Delaware General Corporation Law and the rules and regulations of the Nasdaq Stock Market, each as in effect from time to time. The Committee will have the full power and authority to carry out the following responsibilities:

      1. To recommend annually to the full Board the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year. Such firm will be ultimately accountable to the Committee and the Board, as representatives of the Company's stockholders.

      2. To review the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefor, and all other matters the Committee deems appropriate.

      3. To evaluate, together with the Board, the performance of the independent auditors and, if so determined by the Committee, to recommend that the Board replace the independent auditors.

      4. To review and approve all professional non-audit services provided to the Company by its independent auditors and to consider the possible effect of such services on the independence of the auditors.

      5. To have familiarity, through the individual efforts of its members, with the accounting and reporting principles and practices applied by the Company in preparing its financial statements, including, without limitation, the policies for recognition of revenues in financial statements.

      6. To review with the senior management of the Company and the independent auditors, upon completion of their audit, the financial statements to be included in the Company's Annual Report on Form 10-K, including their judgment about the quality of the Company's use, not just acceptability, of accounting principles; the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted accounting standards.

      7. To assist and interact with the independent auditors in order that they may carry out their duties in an efficient and cost-effective manner.

      8. To review, prior to the filing of the Company's Quarterly Report on Form 10-Q, the Company's balance sheet, profit and loss statement and statement of cash flows for each interim period, and any changes in accounting policy that have occurred during the interim.

      9. To receive written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the auditors any disclosed relationships or services that could affect the auditors' objectivity and independence, and if so determined by the Committee, take, or recommend that the Board take, appropriate action to oversee the independence of the auditors.

      10. To consult with the independent auditors and to discuss with the senior management of the Company the scope and quality of internal accounting and financial reporting controls in effect.

      11. To meet with the independent auditors and senior management in separate executive sessions to discuss any matters that the Committee, the independent auditors or senior management believe should be discussed privately with the Committee.

      12. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

      13. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

      14. To investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in its judgment, such investigation or retention is appropriate.

      15. To perform such other functions and to have such power as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

      16. To report to the Board of Directors from time to time, or whenever it shall be called upon to do so.

Meetings:

      The Committee will hold at least two regular meetings per year and additional meetings as the Committee deems appropriate. The Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer may attend any meeting of the Committee, except for portions of the meetings where her, his or their presence would be inappropriate, as determined by the Committee Chairperson.

Minutes and Reports:

      Minutes of each meeting will be kept and promptly distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairperson of the Committee will report to the Board from time to time, or whenever so requested by the Board.